Exhibit 99.1

CONTACT:
B. Grant Yarber
President and Chief Executive Officer
Phone: (919) 645-3494
Email: gyarber@capitalbank-nc.com

FOR IMMEDIATE RELEASE

Capital Bank Announces Withdrawal of Common Stock Offering

RALEIGH, N.C., January 15, 2010 – Capital Bank Corporation (Nasdaq: CBKN), the parent company of Capital Bank, today announced that it has withdrawn its registration statement with respect to the public offering of approximately $55 million in common stock due to unfavorable market conditions.

“As a result of the prevailing poor market conditions, the likely pricing for our previously announced common stock offering did not meet our criteria and was not at a level that was in the best interests of our shareholders,” noted B.Grant Yarber, President and CEO. “We remain focused on preserving and building shareholder value and believe that raising capital in the current environment and the resulting potential dilution to our current shareholders would conflict with our goals.”

Yarber added, “While the offering was well-received, poor industry market conditions in recent weeks have adversely impacted the capital raising environment. We are fortunate to control our own destiny. The withdrawal of our registration statement does not change the overall fundamentals of our business, which remain quite strong. Our bank remains ‘well-capitalized’ for regulatory purposes, our growth prospects remain favorable, and we believe we continue to be well-positioned for continued profitability and growth. Moving forward, we plan to continue to focus our efforts on growing our business and taking care of our customers, as we have always done. We remain focused on enhancing shareholder value and implementing our strategic corporate objectives.”

The Company will continue to monitor market conditions and may recommence the offering should conditions improve and may explore other capital growth alternatives.

Capital Bank Corporation, headquartered in Raleigh, N.C., with approximately $1.7 billion in total assets, offers a broad range of financial services. Capital Bank operates 32 banking offices in Asheville (4), Burlington (3), Cary (2), Clayton, Fayetteville (4), Graham, Hickory, Holly Springs, Mebane, Morrisville, Oxford, Pittsboro, Raleigh (5), Sanford (3), Siler City, Wake Forest and Zebulon. The Company’s website is http://www.capitalbank-nc.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, our actual results for the fourth quarter of 2009, the management of Capital Bank Corporation’s growth, the risks associated with Capital Bank’s loan portfolio, competition within the industry, dependence on key personnel, government regulation and the risks associated with possible or completed acquisitions. Additional factors that could cause actual results to differ materially are discussed in Capital Bank Corporation’s filings with the Securities and Exchange Commission, including without limitation its its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Capital Bank Corporation does not undertake a duty to update any forward-looking statements in this press release.

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